Exhibit 99.9

April 25, 2007

Mutual of America Life Insurance Company
320 Park Avenue
New York, NY  10022-6839

Dear Sirs:

This opinion is furnished in connection with the proposed offering of certain variable annuity contracts (“Contracts”) issued by Mutual of America Life Insurance Company (“Mutual of America”) under Registration Statement Nos. 2-90201, 33-11023 and 33-5609, as amended (“Registration Statement”) and described therein, filed by Mutual of America Separate Account 2 (“Account”) under the Securities Act of 1933, as amended.

I have made such examination of law and examined such records of Mutual of America (including the Account) and other documents as in my judgement are necessary or appropriate to render the opinion expressed below. In my opinion:

1.                          Mutual of America is a Mutual Life Insurance Company duly organized and validly existing under the laws of the State of New York.

2.                          The Account is a separate account duly established pursuant to Section 4240 of the New York Insurance Law, and the income, gains and losses, whether or not realized from assets allocated to the Account, in accordance with the Contracts, must be credited to or charged against the Account without regard to other income, gains or losses of Mutual of America.

3.                          The offer and sale by Mutual of America of the Contracts have been duly authorized and each Contract, when delivered and when the first purchase payment thereunder is made, all in accordance with the prospectus (“Prospectus”) included in the Registration Statement and in compliance with the applicable local law, will be a legal and binding obligation of Mutual of America in accordance with its terms. Owners of Contracts, as such, will not be subject to any deductions and charges by Mutual of America other than those described or referred to in the Prospectus.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Patrick A. Burns
Senior Executive Vice President and General Counsel

TLM/kc